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[LETTERHEAD OF THE HARTCOURT COMPANIES, INC.]



                                              July 11, 2005


Steven Jacobs
Accounting Branch Chief
Division of Corporate Finance
US Securities and Exchange Commission
Washington, D.C. 20549

Re:  Hartcourt Companies, Inc.
     Form 10-KSB for the year ended December 31, 2004
     Form 10-QSB for the quarter ended March 31, 2005
     File No. 1-12671

Dear Mr. Jacobs,

     Below is our response to your June 10, 2005 inquiry.

FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2004
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CONSOLIDATED FINANCIAL STATEMENTS
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REPORT OF INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM
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1. We filed an amended Form 10-KSB on June 29, 2005 to include an audit report for the 2003 fiscal year ended on December 31, 2004.

FORM 10-QSB FOR THE QUARTER ENDED MARCH 31, 2005
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2. We will file Exchange Act reports pursuant to Regulation S-K beginning with the next reporting period.

                                              Sincerely,

                                              /s/ Carrie Hartwick

                                              Carrie Hartwick
                                              Interim Chief Financial Officer


cc: Rachel Zablow, Staff Accountant, Division of Corporate Finance, SEC